Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2015 Results

Enterprise & Education Segment Revenue Increases 30% Year-over-Year, Benefitting from Acquisitions;
Narrows Net Loss During Seasonally Slowest, Smallest Quarter of Year

ARLINGTON, VA — May 6, 2015 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the first quarter 2015.
First Quarter 2015 Overview

•
Year-over-year, total revenues decreased 4% to $58.4 million; total bookings (a non-GAAP financial measure as defined on page 3) decreased 18% to $50.5 million reflecting lower promotional pricing and advertising spending in the Consumer segment and the effects of a strengthening dollar across both the Enterprise & Education and Consumer segments

•
Implemented a 15% reduction in non-Enterprise & Education headcount, which resulted in a restructuring charge of $6.3 million in the quarter, primarily related to severance. The Company expects to reduce annualized costs by approximately $50 million in part through this restructuring plan

•
Net loss of $19.9 million, or $0.95 per diluted share; net loss included other EBITDA adjustments and impairments, including restructuring charges and other related costs totaling $6.7 million (pre-tax)

•	Adjusted EBITDA (a non-GAAP financial measure as defined on page 3) loss of $14.5 million

•	Ended the quarter with $45.9 million in cash with no debt outstanding
John Hass, Interim President and Chief Executive Officer, said: “In the month since my appointment at the beginning of the second quarter, I have been pleased to find a passionate, focused team that is working hard to create and deliver the language and literacy products that help change our learners’ lives. Each day has been a validation of the opportunity I saw even before I joined the Board of Rosetta Stone - millions of people in the U.S. and around the world need to learn to speak and read English and other world languages, and we have the most trusted brand in the space and a suite of innovative products to help them.”
“To realize this opportunity we have three priorities moving forward,” Hass continued. “We will optimize the profitability of our Consumer business, we will deliver the right products in the right way to efficiently grow our K-12 and Corporate businesses, and we will simplify and increase the efficiency of our business overall. There is much work to be done and while the benefits of this effort will not all be realized overnight, we are working hard to drive the necessary changes and deliver on its promise as quickly as possible.”
First Quarter 2015 Review
Revenue: Total consolidated revenue in the first quarter 2015 decreased 4% to $58.4 million from $60.8 million in the year-ago period.  Enterprise & Education ("E&E") segment revenue grew 30% in the first quarter compared with a year ago, primarily due to the impact of lower revenue in the first quarter 2014 resulting from purchase accounting impacts on acquired deferred revenue from Lexia and Tell Me More; we expect the year-over-year revenues to become more comparable as we lap the purchase accounting impact which will result in lower revenue growth rates than what we experienced in the first quarter 2015. Consumer segment revenue decreased 18% reflecting lower promotional pricing and the Company's strategic decision to maximize the profitability, rather than the size of this segment.

US$ thousands, except for percentages

	Three Months Ended March 31,
	2015	2014	% change
Revenue from:
Enterprise & Education	23,168	17,882	30%
Consumer	35,274	42,883	(18)%
Total	58,442	60,765	(4)%
Bookings: Total consolidated bookings in the first quarter 2015 decreased 18% to $50.5 million from $61.2 million in the year-ago period. E&E segment bookings decreased 18% to $15.0 million from $18.3 million in the year-ago period.  On a constant currency basis, E&E segment bookings were down $2.0 million or 7%. Consumer segment bookings decreased 17% to $35.5 million from $42.9 million, reflecting lower promotional pricing and reduced advertising spending.
US$ thousands, except for percentages

	Three Months Ended March 31,
	2015	2014	% change
Bookings from:
Enterprise & Education	14,954	18,282	(18)%
Consumer	35,542	42,958	(17)%
Total	50,496	61,240	(18)%
Net Loss: Net loss in the first quarter 2015 was $19.9 million, or $0.95 per diluted share. This performance is consistent with the historically slow seasonal performance in the first quarter. Net loss included other EBITDA adjustments and impairments, including restructuring charges and other related costs totaling $6.7 million (pre-tax). In the year-ago period, net loss was $20.2 million, which included $10.2 million (pre-tax) in other EBITDA adjustments and impairments. Those year-ago charges included the acquisition and integration of Tell Me More, charges to exit Japan along with excess space in our corporate headquarters, as well as an impairment charge for Rest of World Consumer goodwill.
Adjusted EBITDA: Adjusted EBITDA in the first quarter 2015 was a loss of $14.5 million, compared to a loss of $7.0 million in the year-ago period.  On a constant currency basis, Adjusted EBITDA would have been a loss of $13.2 million, down $6.2 million compared to last year. The increased Adjusted EBITDA loss in the first quarter 2015 was primarily due to the decline in bookings, which was partially offset by a decline in operating expenses.
Balance Sheet and Cash Flow: Cash at the end of the first quarter 2015 was $45.9 million, compared with $64.7 million at December 31, 2014. Deferred revenue totaled $120.2 million, a decrease of $8.0 million compared to $128.2 million at December 31, 2014. Approximately 74% of the total deferred revenue balance was short-term and will be recognized as revenue over the next 12 months. Free cash flow (a non-GAAP financial measure as defined on page 3) in the first quarter 2015 was negative $15.7 million, compared with negative $15.0 million in the year-ago period. The decrease in free cash flow reflects a $0.3 million improvement in net cash used in operating activities, offset by a $1.0 million increase in capital expenditures. The Company's cash flow is historically seasonal, in which the Company typically expends cash during the first half of the year and generates cash in the second half of the year.
Guidance
The Company has decided to no longer communicate quarterly guidance. For the full year, we are modifying the prior guidance for E&E bookings of $122 million to $130 million, as we are now tracking to the low end of this range, in part due to the currency effect as well as first quarter performance. We are also now tracking to the mid-point of our prior guidance for Adjusted EBITDA and capital expenditures, which were full year Adjusted EBITDA of approximately $10 million and capital expenditures of approximately $11 million. Both the share count estimate of 22 million and the effective tax rate of 39% remain unchanged. Compared to the cash balance of approximately $65 million at December 31, 2014, we expect to end 2015 with a cash balance down mid-teen levels on lower Adjusted EBITDA and higher cash restructuring costs versus our view in March. This guidance is caveated by the fact that we are in the early stage of our transformation work and strategic decisions, while positive for the long-term health of the business, could have near-term impacts on revenues, bookings, Adjusted EBITDA and cash, which are not reflected in our current guidance.

Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:30 p.m. ET during which time there will be a discussion of the results and the Company’s business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on May 13. Investors may dial into the replay using 1-858-384-5517 and passcode 13606966.

Caution on Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may relate to: our revised business strategy; guidance or projections related to bookings, Adjusted EBITDA, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances might not occur. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results to differ materially from what we say in our forward-looking statements include: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These and other risks and uncertainties are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC). We encourage you to review those documents before making any investment decision.
Non-GAAP Financial Measures
This press release also contains several references to non-GAAP financial measures.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense, impairment plus the change in deferred revenue (excluding acquired deferred revenue) less the change in deferred commissions. In addition, Adjusted EBITDA excludes any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release, which is posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business. Our non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The Company's innovative technology-driven language, reading and brain-fitness solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the Company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). Rosetta Stone has expanded beyond language and deeper into education-technology with its acquisitions of Livemocha, Lexia Learning, Vivity Labs, and Tell Me More. Rosetta Stone is based in Arlington, VA, and has offices around the world. For more information, visit www.rosettastone.com.
"Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.
Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$45,924	$64,657
Restricted cash	106	123
Accounts receivable (net of allowance for doubtful accounts of $1,410 and $1,434, at March 31, 2015 and December 31, 2014, respectively)	50,909	76,757
Inventory, net	8,408	6,500
Deferred sales commissions	10,678	10,740
Prepaid expenses and other current assets	6,258	5,038
Income tax receivable	895	464
Total current assets	123,178	164,279
Deferred sales commissions	4,318	4,362
Property and equipment, net	25,019	25,277
Goodwill	56,402	58,584
Intangible assets, net	32,203	34,377
Other assets	1,787	1,525
Total assets	$242,907	$288,404
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$15,071	$19,548
Accrued compensation	12,981	14,470
Obligations under capital lease	361	594
Other current liabilities	44,914	56,157
Deferred revenue	88,589	95,240
Total current liabilities	161,916	186,009
Deferred revenue	31,634	32,929
Deferred income taxes	1,810	1,554
Obligations under capital lease	2,722	3,154
Other long-term liabilities	1,087	1,313
Total liabilities	199,169	224,959
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,268 and 22,936 shares issued and 22,268 and 21,936 shares outstanding at March 31, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	179,878	178,554
Accumulated loss	(122,882)	(102,998)
Accumulated other comprehensive loss	(1,825)	(678)
Treasury stock, at cost, 1,000 and 1,000 shares at March 31, 2015 and December 31, 2014, respectively	(11,435)	(11,435)
Total stockholders' equity	43,738	63,445
Total liabilities and stockholders' equity	$242,907	$288,404

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue:
Product	$19,974	$32,371
Subscription and service	38,468	28,394
Total revenue	58,442	60,765
Cost of revenue:
Cost of product revenue	5,637	7,824
Cost of subscription and service revenue	5,665	4,347
Total cost of revenue	11,302	12,171
Gross profit	47,140	48,594
Operating expenses:
Sales and marketing	40,150	39,096
Research and development	8,972	8,773
General and administrative	15,754	16,054
Impairment	291	2,199
Lease abandonment and termination	—	3,571
Total operating expenses	65,167	69,693
Loss from operations	(18,027)	(21,099)
Other income and (expense):
Interest income	4	5
Interest expense	(88)	(56)
Other income and (expense)	(1,581)	226
Total other income and (expense)	(1,665)	175
Loss before income taxes	(19,692)	(20,924)
Income tax expense (benefit)	192	(683)
Net loss	$(19,884)	$(20,241)
Loss per share:
Basic	$(0.95)	$(0.96)
Diluted	$(0.95)	$(0.96)
Common shares and equivalents outstanding:
Basic weighted average shares	21,018	21,125
Diluted weighted average shares	21,018	21,125

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,884)	$(20,241)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	1,287	1,406
Loss on foreign currency transactions	1,372	—
Bad debt expense	410	957
Depreciation and amortization	3,350	3,434
Deferred income tax expense (benefit)	295	(756)
Loss (gain) on disposal of equipment	(1)	106
Amortization of debt issuance costs	32	—
Loss on impairment	291	2,199
Net change in:
Restricted cash	17	60
Accounts receivable	24,546	17,916
Inventory	(1,957)	(1,034)
Deferred sales commissions	59	(1,377)
Prepaid expenses and other current assets	(1,322)	536
Income tax receivable	(444)	(639)
Other assets	(314)	690
Accounts payable	(4,401)	512
Accrued compensation	(1,146)	(8,123)
Other current liabilities	(9,041)	(9,461)
Other long-term liabilities	(225)	(172)
Deferred revenue	(6,231)	358
Net cash used in operating activities	(13,307)	(13,629)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,382)	(1,366)
Decrease in restricted cash for Vivity acquisition	—	12,314
Acquisitions, net of cash acquired	(1,688)	(40,161)
Net cash used in investing activities	(4,070)	(29,213)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	37	454
Payment of financing fees	(27)	—
Payments under capital lease obligations	(282)	(61)
Net cash (used in) provided by financing activities	(272)	393
Decrease in cash and cash equivalents	(17,649)	(42,449)
Effect of exchange rate changes in cash and cash equivalents	(1,084)	(402)
Net decrease in cash and cash equivalents	(18,733)	(42,851)
Cash and cash equivalents—beginning of period	64,657	98,825
Cash and cash equivalents—end of period	$45,924	$55,974

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
GAAP net loss	$(19,884)	$(20,241)
Total other non-operating (income) and expense	1,665	(175)
Income tax expense (benefit) expense	192	(683)
Impairment	291	2,199
Stock-based compensation	1,287	1,406
Depreciation and amortization	3,350	3,434
Other EBITDA adjustments	6,434	8,006
Change in deferred revenue	(7,946)	475
Change in deferred commission	106	(1,377)
Adjusted EBITDA*	$(14,505)	$(6,956)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, and stock-based compensation expense, impairment, plus the change in deferred revenue (excluding acquired deferred revenue) less the change in deferred commissions. In addition, Adjusted EBITDA excludes any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Net cash used in operating activities	$(13,307)	$(13,629)
Purchases of property and equipment	(2,382)	(1,366)
Free cash flow*	$(15,689)	$(14,995)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

ROSETTA STONE INC.
Reconciliation of Revenue to Bookings
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Enterprise & Education Segment
Segment revenue	$23,168	$17,882
Segment change in deferred revenue	(8,214)	400
Bookings*	$14,954	$18,282
Consumer Segment
Segment revenue	$35,274	$42,883
Segment change in deferred revenue	268	75
Bookings*	$35,542	$42,958

Total Revenue	$58,442	$60,765
Change in Deferred Revenue	(7,946)	475
Total Bookings*	$50,496	$61,240

* Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue. Bookings are calculated in total and at the operating segment level as revenue plus the change in deferred revenue.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014	Mar 31 2015
Net Bookings by Segment (in thousands, except percentages)

Enterprise & Education	18,282	29,171	36,898	28,827	113,178	14,954
Consumer	42,958	39,834	45,251	67,740	195,783	35,542
Total	61,240	69,005	82,149	96,567	308,961	50,496

YoY Growth (%)
Enterprise & Education	70%	73%	50%	20%	48%	(18)%
Consumer	(13)%	(14)%	(2)%	13%	(3)%	(17)%
Total	1%	9%	16%	15%	11%	(18)%

% of Total Net Bookings
Enterprise & Education	30%	42%	45%	30%	37%	30%
Consumer	70%	58%	55%	70%	63%	70%
Total	100%	100%	100%	100%	100%	100%

Revenue by Segment (in thousands, except percentages)

Enterprise & Education	17,882	19,414	22,532	24,872	84,700	23,168
Consumer	42,883	37,901	41,983	54,386	177,153	35,274
Total	60,765	57,315	64,515	79,258	261,853	58,442

YoY Growth (%)
Enterprise & Education	28%	32%	50%	51%	41%	30%
Consumer	(14)%	(20)%	(8)%	(11)%	(13)%	(18)%
Total	(5)%	(8)%	6%	2%	(1)%	(4)%

% of Total Revenue
Enterprise & Education	29%	34%	35%	31%	32%	40%
Consumer	71%	66%	65%	69%	68%	60%
Total	100%	100%	100%	100%	100%	100%

Revenues by Geography (in thousands, except percentages)

United States	49,410	46,637	51,592	64,431	212,070	46,189
International	11,355	10,678	12,923	14,827	49,783	12,253
Total	60,765	57,315	64,515	79,258	261,853	58,442

Revenues by Geography (as a %)
United States	81%	81%	80%	81%	81%	79%
International	19%	19%	20%	19%	19%	21%
Total	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014	Mar 31 2015
Consumer Unit Metrics (in thousands, except percentages)

Product Unit Volume	132.6	130.4	166.4	313.7	743.1	134.0
Paid Online Learners	100.4	108.1	129.5	169.2	169.2	189.2

YoY Growth (%)
Product Units	(6)%	(12)%	6%	34%	9%	1%
Paid Online Learners	25%	27%	46%	80%	80%	88%

Average Net Revenue Per Unit ($)
Average Net Revenue per Product Unit	$273	$238	$211	$147	$200	$184
Average Net Monthly Revenue per Online Learner	$22	$19	$16	$15	$16	$16

YoY Growth (%)
Average Net Revenue per Product Unit	(13)%	(13)%	(16)%	(37)%	(24)%	(33)%
Average Net Monthly Revenue per Online Learner	(15)%	(24)%	(33)%	(35)%	(36)%	(27)%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.